EXHIBIT 19.1
CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
CONDENSED CONSOLIDATED INTERIM BALANCE SHEET

				(Rs in Million)
		As of December 31,		As of March 31,
	Schedule	2009	2008	2009

SOURCES OF FUNDS

SHAREHOLDERS’ FUNDS
Share capital	1	2,933	2,927	2,928
Share application money pending allotment		17	17	15
Reserves and surplus	2	175,710	130,969	133,356

		178,660	133,913	136,299

LOAN FUNDS
Secured loans	3	2,154	1,988	1,858
Unsecured loans	4	52,775	45,591	55,034

		54,929	47,579	56,892

Minority interest		394	192	237

		233,983	181,684	193,429

APPLICATION OF FUNDS

GOODWILL		54,955	50,252	56,521

FIXED ASSETS AND INTANGIBLE ASSETS
Gross block	5	85,410	67,548	75,353
Less: Accumulated depreciation and amortisation		41,105	34,114	36,342

Net block		44,305	33,434	39,011
Capital work-in-progress and advances		11,659	16,227	13,552

		55,964	49,661	52,563

INVESTMENTS	6	41,856	21,895	18,096

DEFERRED TAX ASSET (NET)		458	835	684

CURRENT ASSETS, LOANS AND ADVANCES
Inventories	7	7,851	7,774	7,587
Sundry debtors	8	50,320	49,664	48,899
Cash and bank balances	9	42,563	38,383	49,117
Loans and advances	10	55,518	43,061	45,117

		156,252	138,882	150,720

LESS: CURRENT LIABILITIES AND PROVISIONS
Liabilities	11	63,293	67,551	66,975
Provisions	12	12,209	12,290	18,180

		75,502	79,841	85,155

NET CURRENT ASSETS		80,750	59,041	65,565

		233,983	181,684	193,429

Notes to condensed consolidated interim financial statements	18
The schedules referred to above form an integral part of the condensed consolidated interim balance sheet

For and on behalf of the Board of Directors

for B S R & Co. Chartered Accountants	Azim Premji Chairman	Girish S Paranjpe Jt CEO, IT Business & Director	Suresh Vaswani Jt CEO, IT Business & Director	Suresh C Senapaty Chief Financial Officer & Director

Akeel Master Partner Membership No. 046768	B C Prabhakar Director	V Ramachandran Company Secretary

Bangalore January 20, 2010

CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
CONDENSED CONSOLIDATED INTERIM PROFIT AND LOSS ACCOUNT

						(Rs in Million except share data)
							Year ended
			Quarter ended December 31,		Nine months ended December 31,		March 31,
	Schedule		2009	2008	2009	2008	2009

INCOME
Gross sales and services			69,489	66,241	202,949	192,594	258,050
Less: Excise duty			220	244	604	878	1,055

Net sales and services			69,269	65,997	202,345	191,716	256,995
Other income, net	13		1,306	1,212	2,283	2,332	2,621

			70,575	67,209	204,628	194,048	259,616

EXPENDITURE
Cost of sales and services	14		47,445	46,260	138,158	134,214	179,246
Selling and marketing expenses	15		4,956	4,454	13,957	13,369	17,796
General and administrative expenses	16		3,612	4,380	11,567	11,236	14,978
Interest	17		236	569	996	1,816	2,400

			56,249	55,663	164,678	160,635	214,420

PROFIT BEFORE TAXATION			14,326	11,546	39,950	33,413	45,196
Provision for taxation including fringe benefit tax	18	(10)	2,291	1,605	6,238	4,792	6,460

Profit before minority interest / share in earnings of associates			12,035	9,941	33,712	28,621	38,736

Minority interest			(31)	(16)	(139)	(50)	(99)
Share in earnings of associates			170	114	376	327	362

PROFIT FOR THE PERIOD			12,174	10,039	33,949	28,898	38,999

Appropriations
Proposed dividend			—	—	—	—	5,860
Tax on dividend			—	—	—	—	996

TRANSFER TO GENERAL RESERVE			12,174	10,039	33,949	28,898	32,143

EARNINGS PER SHARE — EPS
Equity shares of par value Rs. 2/- each
Basic (in Rs.)			8.35	6.90	23.30	19.87	26.81
Diluted (in Rs.)			8.30	6.89	23.15	19.79	26.72
Number of shares for calculating EPS
Basic			1,457,767,682	1,455,372,354	1,456,940,058	1,454,448,714	1,454,662,502
Diluted			1,467,121,523	1,457,995,859	1,466,250,318	1,460,096,041	1,459,352,869

Notes to condensed consolidated interim financial statements	18
The schedules referred to above form an integral part of the condensed consolidated interim profit and loss account

For and on behalf of the Board of Directors

for B S R & Co. Chartered Accountants	Azim Premji Chairman	Girish S Paranjpe Jt CEO, IT Business & Director	Suresh Vaswani Jt CEO, IT Business & Director	Suresh C Senapaty Chief Financial Officer & Director

Akeel Master Partner Membership No. 046768	B C Prabhakar Director	V Ramachandran Company Secretary

Bangalore January 20, 2010

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
CONDESED CONSOLIDATED CASH FLOW STATEMENT

	(Rs in Million)
	Quarter Ended December 31,		Nine Months Ended December 31,		Year ended March 31,
	2009	2008	2009	2008	2009

A. Cash flows from operating activities:

Profit before tax	14,326	11,546	39,950	33,412	45,196

Adjustments:

Depreciation and amortisation	1,923	1,753	5,737	4,993	6,864
Amortisation of stock compensation	273	452	1,048	1,340	1,767
Exchange differences — net	(438)	410	(867)	2,226	3,702
Impact of cash flow hedges	1,662	(5,483)	4,397	(7,529)	(12,196)
Interest on borrowings	236	567	996	1,816	2,400
Dividend / interest income — net	(932)	(1,288)	(2,785)	(3,229)	(3,664)
(Profit) / loss on sale of investments	8	(99)	(306)	(668)	(681)
Gain on sale of fixed assets	(15)	(10)	(27)	(19)	(28)
Working capital changes:
Sundry debtors and unbilled	(3,799)	(2,057)	(4,586)	(14,597)	(13,152)
Loans and advances	(1,328)	135	(516)	(3,284)	(1,622)
Inventories	(993)	895	(142)	(1,110)	(922)
Current liabilities and provisions	1,946	5,137	3,593	16,396	16,233

Net cash generated from operations	12,869	11,958	46,492	29,746	43,897
Direct taxes (paid)/refund-net	(2,195)	(2,413)	(6,520)	(3,372)	(7,798)

Net cash generated by operating activities	10,674	9,545	39,972	26,374	36,099

B. Cash flows from investing activities:
Acquisition of fixed assets (including capital advances)	(3,062)	(3,696)	(8,298)	(12,248)	(16,746)
Proceeds from sale of fixed assets	28	20	208	183	358
Advance / lease transactions	(1,950)	—	(1,950)	—	—
Purchase of investments	(62,937)	(60,122)	(255,471)	(268,762)	(342,717)
Proceeds from sale / maturity of investments	65,845	79,879	232,392	263,876	341,687
Intercorporate deposits, net	(8,500)	250	(4,250)	—	(3,750)
Payment for acquisition of businesses, net of cash acquired	(1,746)	—	(2,207)	(1,192)	(6,679)
Dividend / interest income received	648	1,288	2,839	3,229	3,664

Net cash (used in)/generated by investing activities	(11,674)	17,619	(36,737)	(14,914)	(24,183)

C. Cash flows from financing activities:
Proceeds from exercise of employee stock options	3	9	7	59	63
Share application money pending allotment	1	17	2	17	15
Interest paid on borrowings	(150)	(567)	(896)	(1,816)	(2,400)
Dividends paid (including distribution tax)	(1)	—	(6,823)	(6,828)	(6,829)
Repayment of borrowings / loans	(9,755)	(18,847)	(45,315)	(51,908)	(80,229)
Proceeds from borrowings / loans	22,521	10,435	43,792	47,643	86,648
Proceeds from issuance of shares by subsidiary	—	—	64	—	—

Net cash (used in)/generated by financing activities	12,619	(8,953)	(9,169)	(12,833)	(2,732)

Net (decrease) / increase in cash and cash equivalents during the period	11,619	18,211	(5,934)	(1,373)	9,184
Cash and cash equivalents at the beginning of the period	31,159	20,157	49,117	39,270	39,270
Effect of exchange rate changes on cash balance	(215)	15	(619)	487	663

Cash and cash equivalents at the end of the period	42,563	38,383	42,563	38,383	49,117

For and on behalf of the Board of Directors

for B S R & Co. Chartered Accountants	Azim Premji Chairman	Girish S Paranjpe Jt CEO, IT Business & Director	Suresh Vaswani Jt CEO, IT Business & Director	Suresh C Senapaty Chief Financial Officer & Director

Akeel Master Partner Membership No. 046768	B C Prabhakar Director	V Ramachandran Company Secretary

Bangalore January 20, 2010

CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
SCHEDULES TO CONDENSED CONSOLIDATED INTERIM BALANCE SHEET

	(Rs in Million except share data)
	As of December 31,		As of March 31,
	2009	2008	2009

SCHEDULE 1 SHARE CAPITAL

Authorised capital

1,650,000,000 (December 31, 2008 & March 31, 2009: 1,650,000,000) equity shares of Rs 2 each	3,300	3,300	3,300
25,000,000 (December 31, 2008 & March 31, 2009: 25,000,000) 10.25% redeemable cumulative preference shares of Rs. 10 each	250	250	250

	3,550	3,550	3,550

Issued, subscribed and paid-up capital [Refer note 18 (2)]
1,467,572,082 (December 31, 2008: 1,463,724,838, March 31, 2009: 1,464,980,746) equity shares of Rs 2 each	2,935	2,927	2,930

Less: 968,803 (December 31, 2008: Nil, March 31, 2009: 968,803) equity shares issued to and held by controlled trust	(2)	—	(2)

	2,933	2,927	2,928

SCHEDULE 2 RESERVES AND SURPLUS

Capital reserve
Balance brought forward from previous year	1,144	1,144	1,144
Addition during the period	—	—	—

	1,144	1,144	1,144

Securities premium account
Balance brought forward from previous year	27,279	25,373	25,373
Add: Shares issued to controlled trust	—	—	540
Add: Exercise of stock options by employees	1,530	1,198	1,366

	28,809	26,571	27,279
Less: Shares issued to controlled trust [Refer note 18(2)]	(540)	—	(540)

	28,269	26,571	26,739

Translation reserve
Balance brought forward from previous year	1,233	(10)	(10)
Movement during the period	44	1,564	1,243

	1,277	1,554	1,233

Restricted stock units reserve [Refer note 18(9)]
Employee stock options outstanding	4,728	6,988	6,693
Less: Deferred employee compensation expense	2,894	4,934	4,380

	1,834	2,054	2,313

General reserve
Balance brought forward from previous year	118,813	86,764	86,764
Additions [Refer note 18 (3) (ii)]	32,884	28,804	32,049

	151,697	115,568	118,813

Hedging reserve [Refer note 18(5)]
Balance brought forward from previous year	(16,886)	(1,097)	(1,097)
Movement during the period	8,375	(14,825)	(15,789)

Unrealised loss on cash flow hedging derivatives, net	(8,511)	(15,922)	(16,886)

Summary of reserves and surplus
Balance brought forward from previous year	133,356	113,991	113,991
Movement during the period	42,354	16,978	19,365

	175,710	130,969	133,356

CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
SCHEDULES TO CONDENSED CONSOLIDATED INTERIM BALANCE SHEET

	(Rs in Million)
	As of December 31,		As of March 31,
	2009	2008	2009

SCHEDULE 3 SECURED LOANS

Term loans [1]	217	370	233
Cash credit [1]	1,170	674	643
Finance lease obligation[2]	767	944	982

	2,154	1,988	1,858

[1]	Term loans and cash credit facility are secured by hypothecation of stock-in-trade, book debts, immovable/movable properties and other assets.

[2]	Secured by underlying asset

SCHEDULE 4 UNSECURED LOANS
External commercial borrowings	17,648	18,884	18,052
Borrowing from banks	32,118	26,022	35,829
Others	3,009	685	1,153

	52,775	45,591	55,034

SCHEDULE 5 FIXED ASSETS

	(Rs in Million)
	GROSS BLOCK					ACCUMULATED DEPRECIATION AND AMORTISATION					NET BLOCK
							Depreciation and
	As of April		Effect of		As of December	As of April	amortisation	Effect of	Deductions /	As of December	As of December	As of March
PARTICULARS	1, 2009	Additions	Transalation*	Deductions	31, 2009	1, 2009	for the period	Transalation*	adjustments	31, 2009	31, 2009	31, 2009
(a) Tangible fixed assets
Land (including leasehold)	4,052	66	(3)	—	4,115	19	93	—	—	112	4,003	4,033
Buildings	15,329	3,931	(71)	(29)	19,160	1,659	310	(24)	(8)	1,937	17,223	13,670
Plant & machinery#	42,037	5,269	(585)	(476)	46,245	27,178	4,045	(331)	(291)	30,601	15,644	14,859
Furniture, fixture and equipments	8,160	1,768	(22)	(130)	9,776	4,619	808	(16)	(92)	5,319	4,457	3,541
Vehicles	2,864	360	(2)	(228)	2,994	1,759	390	(1)	(146)	2,002	992	1,105
(b) Intangible fixed assets					-
Technical know-how	384	30	(2)	—	412	384	2	(2)	6	390	22	—
Brands, patents, trade marks and rights**	2,527	374	(173)	(20)	2,708	724	88	(70)	2	744	1,964	1,803

	75,353	11,798	(858)	(883)	85,410	36,342	5,736	(444)	(529)	41,105	44,305	39,011

Previous year - 31 March 2009 @	56,280	17,607	2,265	(799)	75,353	28,067	6,864	1,212	199	36,342	39,011

*	Represents translation of fixed assets of non-integral operations into Indian Rupee

#	Plant and machinery includes computers and computer software

**	Trade marks include Rs 348 related to Yardley acquisition made during the quarter ended 31 December 2009

@	Additions include Gross Block of Rs 859 and adjustments include Accumulated depreciation of Rs 613 in respect of assets of entities acquired during the year ended 31 March 2009.

CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
SCHEDULES TO CONDENSED CONSOLIDATED INTERIM BALANCE SHEET

	(Rs in Million)
	As of December 31,		As of March 31,
	2009	2008	2009

SCHEDULE 6 INVESTMENTS
Long term — unquoted
Investment in associates [Refer note 18(6)]

Wipro GE Healthcare Private Limited [3]	2,013	1,635	1,670

Other investments [Refer note 18(15)]	877	337	343

	2,890	1,972	2,013

Current investments — quoted [Refer note 18(15)]
Investments in Indian money market mutual funds	38,931	17,029	15,136

Current investments — unquoted [Refer note 18(15)]
Certificates of deposit	35	2,894	947

	38,966	19,923	16,083

	41,856	21,895	18,096

[3]	Equity investments in this company carry certain restrictions on transfer of shares as provided for in the shareholders’ agreements

SCHEDULE 7 INVENTORIES
Finished goods	3,633	3,416	3,696
Raw materials	2,506	2,924	2,448
Stock in process	686	779	695
Stores and spares	1,026	655	748

	7,851	7,774	7,587

SCHEDULE 8 SUNDRY DEBTORS
Unsecured
Debts outstanding for a period exceeding six months
Considered good	7,213	4,800	5,832
Considered doubtful	2,303	1,491	1,433

	9,516	6,291	7,265

Other debts
Considered good	43,107	44,864	43,067
Considered doubtful	—	442	486

	52,623	51,597	50,818

Less: Provision for doubtful debts	2,303	1,933	1,919

	50,320	49,664	48,899

SCHEDULE 9 CASH AND BANK BALANCES
Balances with bank:
In current account	12,555	12,116	22,264
In deposit account	29,608	26,041	26,173
Cash and cheques on hand	400	226	680

[Refer note 18(14)]	42,563	38,383	49,117

CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
SCHEDULES TO CONDENSED CONSOLIDATED INTERIM BALANCE SHEET

	(Rs in Million)
	As of December 31,		As of March 31,
	2009	2008	2009
SCHEDULE 10 LOANS AND ADVANCES
Unsecured, considered good unless otherwise stated
Advances recoverable in cash or in kind or for value to be received
Considered good
- Prepaid expenses	4,769	4,412	4,059
- Advance to suppliers	689	1,539	706
- Employee travel & other advances	1,162	1,511	1,359
- Others	2,132	3,188	3,217

	8,752	10,650	9,341
Considered doubtful	233	158	160

	8,985	10,808	9,501
Less: Provision for doubtful advances	233	158	160

	8,752	10,650	9,341

Other deposits	1,745	1,527	1,586
Derivative assets	2,808	4,404	1,421
Finance lease receivables	4,058	2,812	3,605
Advance income taxes	12,151	8,177	9,952
Inter corporate deposits	8,500	500	4,250
Balances with excise and customs	1,119	876	854
Unbilled revenues	16,385	14,115	14,108

	55,518	43,061	45,117

SCHEDULE 11 LIABILITIES
Accrued expenses	24,087	21,797	22,496
Statutory liabilities	3,954	3,396	3,455
Sundry creditors	20,410	19,852	19,154
Unearned revenues	8,423	7,568	8,453
Advances from customers	721	740	824
Derivative liabilities	5,321	14,180	12,257
Unclaimed dividends	17	18	17
Others	360	—	319

	63,293	67,551	66,975

SCHEDULE 12 PROVISIONS
Employee retirement benefits	2,907	3,185	3,111
Warranty	1,041	981	1,048
Provision for tax	7,666	7,541	6,493
Proposed dividend	—	—	5,860
Tax on proposed dividend	—	—	996
Others	595	583	672

	12,209	12,290	18,180

CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS OF WIPRO LIMITED AND
SUBSIDIARIES SCHEDULES TO CONDENSED CONSOLIDATED INTERIM PROFIT AND LOSS ACCOUNT

	(Rs in Million)
			Nine months ended		Year ended
	Quarter ended December 31,		December 31,		March 31,
	2009	2008	2009	2008	2009

SCHEDULE 13 OTHER INCOME, NET

Income from current investments
— Dividend on mutual fund units	426	746	1,096	1,939	2,265
— Profit/ (loss) on sale of investments	(8)	99	306	668	681
Interest on debt instruments and others	506	542	1,689	1,290	1,964
Exchange differences, net	394	186	(772)	(792)	(1,553)
Exchange fluctuations on foreign currency borrowings, net	17	(521)	(391)	(1,200)	(1,465)
Miscellaneous income/(expense)	(29)	160	355	427	729

	1,306	1,212	2,283	2,332	2,621

SCHEDULE 14 COST OF SALES AND SERVICES
Employee compensation	21,454	23,830	67,026	67,613	91,293
Raw materials, finished and process stocks consumed	13,047	10,937	37,650	34,551	45,770
Sub contracting / technical fees / third party application	4,773	4,137	11,883	10,937	14,184
Travel	1,725	1,949	4,238	5,249	6,684
Depreciation and amortisation	1,772	1,633	5,258	4,630	6,367
Repairs	1,376	907	3,090	2,364	3,142
Communication	682	657	2,126	1,839	2,610
Power and fuel	442	486	1,368	1,382	1,863
Outsourced technical services	324	356	1,027	1,060	1,442
Rent	472	424	1,476	1,194	1,667
Stores and spares	120	170	406	667	629
Insurance	90	83	266	271	372
Rates and taxes	77	70	202	218	313
Miscellaneous expenses	1,091	621	2,142	2,239	2,910

	47,445	46,260	138,158	134,214	179,246

CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS OF WIPRO LIMITED
AND SUBSIDIARIES SCHEDULES TO CONDENSED CONSOLIDATED INTERIM PROFIT AND LOSS ACCOUNT

	(Rs in Million)
			Nine months ended		Year ended
	Quarter ended December 31,		December 31,		March 31,
	2009	2008	2009	2008	2009

SCHEDULE 15 SELLING AND MARKETING EXPENSES
Employee compensation	2,399	2,324	6,644	6,683	8,982
Advertisement and sales promotion	1,262	800	3,535	2,656	3,470
Travel	229	250	626	851	1,037
Carriage and freight	299	232	781	746	1,005
Sales commission	224	292	654	689	886
Rent	124	121	360	389	477
Communication	103	93	293	275	396
Conveyance	42	37	112	116	157
Depreciation and amortisation	59	49	194	197	265
Repairs	29	56	77	99	123
Insurance	14	2	42	17	26
Rates and taxes	9	25	34	42	59
Miscellaneous expenses	163	173	605	609	913

	4,956	4,454	13,957	13,369	17,796

SCHEDULE 16 GENERAL AND ADMINISTRATIVE EXPENSES
Employee compensation	1,919	1,858	5,733	5,064	6,790
Travel	292	395	901	1,144	1,435
Legal and professional charges	315	500	1,230	1,183	1,502
Repairs and mantainance	194	173	673	570	780
Provision for doubtful debts	41	569	523	836	939
Staff recruitment	109	126	247	345	411
Manpower outside services	47	66	172	213	264
Depreciation and amortisation	92	71	285	166	232
Rates and taxes	27	15	122	35	72
Insurance	29	33	103	90	125
Rent	122	85	392	224	382
Auditors’ remuneration	6	6	18	18	23
Miscellaneous expenses	419	483	1,168	1,348	2,023

	3,612	4,380	11,567	11,236	14,978

SCHEDULE 17 INTEREST

Cash credit and others	236	569	996	1,816	2,400

	236	569	996	1,816	2,400

CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
SCHEDULE 18 – NOTES TO CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS
Company overview
Wipro Limited (Wipro or the Parent), together with its subsidiaries and associates (collectively, the Company or the group) is a leading India based provider of IT Services, including Business Process Outsourcing (BPO) services, globally. Further, Wipro has other businesses such as IT Products, Consumer Care and Lighting and Infrastructure engineering. Wipro is headquartered in Bangalore, India.

1.	Significant accounting policies

i.	Basis of preparation of financial statements

The condensed consolidated interim financial statements are prepared in accordance with Indian Generally Accepted Accounting Principles (GAAP) under the historical cost convention and on the accrual basis except for certain financial instruments, which are measured on a fair value basis . GAAP comprises Accounting Standards (AS), issued by the Institute of Chartered Accountants of India (ICAI) and other generally accepted accounting principles in India.

The condensed consolidated interim financial statements for the quarter and nine months ended December 31, 2009 have been prepared in accordance with the recognition, measurement and disclosure provisions of AS 25, Interim Financial Reporting, issued pursuant to the Companies (Accounting Standards) Rules, 2006 and by the ICAI. These financial statements should be read in conjunction with the consolidated annual financial statements of the Company for the year ended as at March 31, 2009. The accounting policies followed in preparation of these financial statements are consistent with those followed in the preparation of the consolidated annual financial statements.

ii.	Principles of consolidation

The condensed consolidated interim financial statements include the financial statements of Wipro and all its subsidiaries, which are more than 50% owned or controlled.

The financial statements of the parent company and its majority owned / controlled subsidiaries have been combined on a line by line basis by adding together the book values of all items of assets, liabilities, incomes and expenses after eliminating all inter-company balances / transactions and resulting unrealized gain / loss.

The condensed consolidated interim financial statements are prepared using uniform accounting policies for similar transactions and other events in similar circumstances.

iii.	Use of estimates

The preparation of financial statements in accordance with the generally accepted accounting principles requires management to make judgments, estimates and assumptions that affect the application of accounting policies and the reported amounts of assets and liabilities, income and expenses. Estimates and underlying assumptions are reviewed on an ongoing basis. Revision to accounting estimate is recognised in the period in which the estimates are revised and in any future period affected.

iv.	Fixed assets, intangible assets and capital work-in-progress

Fixed assets are stated at historical cost less accumulated depreciation. Costs include expenditure directly attributable to the acquisition of the asset. Borrowing costs directly attributable to the construction or production of qualifying assets are capitalized as part of the cost

Intangible assets are stated at the consideration paid for acquisi tion less accumulated amortization.

Advances paid towards the acquisition of fixed assets outstanding as of each balance sheet date and the cost of fixed assets not ready for use before such date are disclosed under capital work-in-progress.

CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
v.	Investments

Long term investments (other than investment in associate) are stated at cost less any other than temporary decline in the value of such investments. Current investments are valued at lower of cost and fair value determined by category of investment. The fair value is taken as quoted market price adjusted for cost of disposal.

Investment in associate is accounted under the equity method.

vi.	Inventories

Inventories are valued at lower of cost and net realizable value, including necessary provision for obsolescence. Cost is determined using the weighted average method.

vii.	Provisions and contingent liabilities

Provisions are recognised when the Company has a present obligation as a result of past event, it is probable that an outflow of resources will be required to settle the obligation, and a reliable estimate can be made of the amount of obligation.

A disclosure for a contingent liability is made when there is a possible obligation or a present obligation that may, but probably will not, require an outflow of resources. Where there is a possible obligation or a present obligation in respect of which the likelihood of outflow of resources is remote, no provision or disclosure is made.

The Company recognizes provision for onerous contracts based on the estimate of excess of unavoidable costs of meeting obligations under the contracts over the expected economic benefits.

viii.	Revenue recognition

Services:

Revenue from Software development services comprises revenue from time and material and fixed -price contracts. Revenue from time and material contracts is recognised as related services are performed. Revenue from fixed-price, fixed-time frame contracts is generally recognised in accordance with the “Percentage of Completion” method.

Revenues from BPO services are derived from both time-based and unit-priced contracts. Revenue is recognised as the related services are performed, in accordance with the specific terms of the contract with the customers.

Revenue from application maintenance services is recognised over the period of the contract.

Revenue from customer training, support and other services is recognised as the related services are performed.

Provision for estimated losses, if any, on incomplete contracts are recorded in the period in which such losses become probable based on the current contract estimates.

‘Unbilled revenues’ included in loans and advances represent cost and earnings in excess of billings as at the balance sheet date. ‘Unearned revenues’ included in current liabilities represent billing in excess of revenue recognised.

Products:

Revenue from sale of products is recognised when the product has been delivered, in accordance with the sales contract. Revenues from product sales are shown as net of excise duty, sales tax separately charged and applicable discounts.

CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
Other income:

Agency commission is accrued when shipment of consignment is dispatched by the principal.

Profit on sale of investments is recorded upon transfer of title by the Company. It is determined as the difference between the sales price and carrying amount of the related investment.

Interest is recognised using the time-proportion method, based on rates implicit in the transaction.

Dividend income is recognised where the Company’s right to receive dividend is established.

Export incentives are accounted on accrual basis and include estimated realizable values/ benefits from special import licenses and advance licenses.
ix.	Leases

Assets acquired under finance leases are recognised at the lower of the fair value of the leased assets at inception and the present value of minimum lease payments. Lease payments are apportioned between the finance charge and the outstanding liability. The finance charge is allocated to periods during the lease term at a constant periodic rate of interest on the remaining balance of the liability.

Lease rentals in respect of assets taken under operating leases are charged to profit and loss account on a straight line basis over the lease term.

Inventories given under finance leases, are recognised at an amount equal to the net investment in the lease and the finance income is based on a constant rate of return on the outstanding net investment .

x.	Foreign currency transactions

Transaction:

Foreign currency transactions are accounted in the books of accounts at the average rate for the month.

The difference between the rate at which foreign currency transactions are accounted and the rate at which they are realized is recognised in the profit and loss account.

Translation:

Monetary foreign currency assets and liabilities at period-end are translated at the closing rate. The difference arising from the translation is recognised in the profit and loss account, except for the exchange difference arising on monetary items that qualify as hedging instruments in a cash flow hedge or hedge of a net investment in a non-integral foreign operation. In such cases the exchange difference is initially recognised in hedging reserve or translation reserve, respectively. Such exchange differences are subsequently recognised in the profit and loss account on occurrence of the underlying hedged transaction or on disposal of the investment, respectively.

Integral operations:

Monetary assets and liabilities are translated at the exchange rate prevailing at the date of the balance sheet. Non-monetary items are translated at the historical rate. The items in the profit and loss account are translated at the average exchange rate during the period. The differences arising out of the translation are recognised in the profit and loss account.

Non-integral operations:

Assets and liabilities are translated at the exchange rate prevailing at the date of the balance sheet. The items in the profit and loss account are translated at the average exchange rate during the period. The differences arising out of the translation are transferred to translation reserve.

CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
xi.	Financial Instruments

Financial instruments are recognised when the Company becomes a party to the contractual provisions of the instrument.

Derivative instruments and Hedge accounting:

The Company is exposed to foreign currency fluctuations on foreign currency assets, liabilities, net investment in a non-integral foreign operation and forecasted cash flows denominated in foreign currency. The Company limits the effects of foreign exchange rate fluctuations by following established risk management policies including the use of derivatives. The Company enters into derivative financial instruments, where the counterparty is a bank.

The Company early adopted AS 30 and the limited revisions to other accounting standards which come into effect upon adoption of AS 30 from April 1, 2008. In accordance with the recognition and measurement principles set out in AS 30, changes in fair value of derivative financial instruments designated as cash flow hedges are recognised directly in shareholders’ funds and reclassified into the profit and loss account upon the occurrence of the hedged transaction. The Company also designates derivative financial instruments as hedges of net investment in non -integral foreign operation. The portion of the changes in fair value of derivative financial instruments determined to be an effective hedge are recognised in the shareholders’ funds and would be recognised in the profit and loss account upon sale or disposal of related non-integral foreign operation. Changes in fair value relating to the ineffective portion of the hedges and derivatives not designated as hedges are recognised in the profit and loss account as they arise.

AS 30 states that particular sections of other accounting standards; AS 4, Contingencies and Events Occurring after Balance Sheet Date, to the extent it deals with contingencies, AS 11 (revised 2003), The Effects of Changes in Foreign Exchange Rates, to the extent it deals with the ‘forward exchange contracts’ and AS 13, Accounting for Investments, except to the extent it relates to accounting for investment properties, will stand withdrawn only from the date AS 30 becomes mandatory (April 1, 2011 for the Company). Accordingly, the Company continues to comply with the guidance in AS 4 – relating to contingencies, AS 11 – relating to forward contracts and AS 13 until AS 30 becomes mandatory.

Non-Derivative Financial Instruments

A financial instrument is any contract that gives rise to a financial asset of one entity and a financial liability or equity instrument of another entity. Financial assets of the Company mainly include cash and bank balances, sundry debtors, unbilled revenues, finance lease receivables, employee travel and other advances, other loans and advances and derivative financial instruments with a positive fair value. Financial liabilities of the Company mainly comprise secured and unsecured loans, sundry creditors, accrued expenses and derivative financial instruments with a negative fair value. Financial assets / liabilities are recognised on the balance sheet when the Company becomes a party to the contractual provisions of the instrument. Financial assets are derecognised when all of risks and rewards of the ownership have been transferred. The transfer of risks and rewards is evaluated by comparing the exposure, before and after the transfer, with the variability in the amounts and timing of the net cash flows of the transferred assets.

The Company measures the financial assets and liabilities, except for derivative financial assets and liabilities at amortized cost using the effective interest method. The Company measures the short -term payables and receivables with no stated rate of interest at original invoice amount, if the effect of discounting is immaterial. Non-interest-bearing deposits are discounted to their present value.

CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
xii.	Depreciation and amortisation

Depreciation is provided on straight line method based on the estimated useful life of the asset. Management estimates the useful life of various assets as follows:

Nature of asset	Life of asset
Building	30 — 60 years
Plant and machinery	5 — 21 years
Office equipment	3 — 10 years
Vehicles	4 years
Furniture and fixtures	3 — 10 years
Data processing equipment and software	2 — 6 years
Fixed assets individually costing Rs 5,000/- or less are depreciated at 100%.

Assets under capital lease are amortised over their estimated useful life or the lease term, whichever is lower. Intangible assets are amortized over their estimated useful life on a straight line basis. For various brands acquired by the Company, the estimated useful life has been determined ranging between 20 to 25 years based on expected life, performance, market share, niche focus and longevity of the brand. Accordingly, such intangible assets are being amortised over the determined useful life. Payments for leasehold land are amortised over the period of lease.
xiii.	Impairment of assets

Financial assets:

The Company assesses at each balance sheet date whether there is any objective evidence that a financial asset or group of financial assets is impaired. If any such indication exists, the Company estimates the amount of impairment loss. The amount of loss for short-term receivables is measured as the difference between the assets carrying amount and undiscounted amount of future cash flows. Reduction, if any, is recognised in the profit and loss account. If at the balance sheet date there is any indication that if a previously assessed impairment loss no longer exists, the recognised impairment loss is reversed, subject to maximum of initial carrying amount of the short-term receivable.

Other than financial assets:

The Company assesses at each balance sheet date whether there is any indication that a non-financial asset including goodwill may be impaired. If any such indication exists, the Company estimates the recoverable amount of the asset. If such recoverable amount of the asset or the recoverable amount of the cash generating unit to which the asset belongs to is less than its carrying amount, the carrying amount is reduced to its recoverable amount. The reduction is treated as an impairment loss and is recognised in the profit and loss account. If at the balance sheet date there is an indication that if a previously assessed impairment loss no longer exists, the recoverable amount is reassessed and the asset is reflected at the recoverable amount subject to a maximum of depreciated historical cost. In respect of goodwill , the impairment loss will be reversed only when it was caused by specific external events and their effects have been reversed by subsequent external events.

xiv.	Employee benefits

Provident fund:

Employees receive benefits from a provident fund. The employee and employer each make monthly contributions to the plan equal to 12% of the covered employee’s salary. A portion of the contribution is made to the provident fund trust managed by the Company, while the remainder of the contribution is made to the Government’s provident fund.

CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
Compensated absences:

The employees of the Company are entitled to compensated absence. The employees can carry-forward a portion of the unutilized accrued compensated absence and utilize it in future periods or receive cash compensation at retirement or termination of employment for the unutilized accrued compensated absence. The Company records an obligation for compensated absences in the period in which the employee renders the services that increase this entitlement. The Company measures the expected cost of compensated absence as the additional amount that the Company expects to pay as a result of the unused entitlement that has accumulated at the balance sheet date. Long term compensated absences is accrued based on actuarial valuation at the balance sheet date carried out by an indep endent actuary.

Gratuity:

In accordance with applicable Indian laws, the Company provides for gratuity, a defined benefit retirement plan (Gratuity Plan) covering eligible employees. The Gratuity Plan provides a lump sum payment to vested employees, at retirement or termination of employment, an amount based on the respective employee’s last drawn salary and the years of employment with the Company. Liability with regard to gratuity plan is accrued based on actuarial valuations at the balance sheet date, carried out by an independent actuary. Actuarial gain or loss is recognised immediately in the statement of profit and loss as income or expense. The Company has an employees’ gratuity fund managed by the Life Insurance Corporation of India (LIC) and HDFC Standard Life.

Superannuation:

The employees of the Company also participate in a defined contribution plan maintained by the Company. This plan is administered by the LIC and ICICI Prudential Insurance Company Limited. The Company makes annual contributions based on a specified percentage of each covered employee’s salary.

xv.	Employee stock options

The Company determines the compensation cost based on the intrinsic value method. The compensation cost is amortised on a straight line basis over the vesting period.

xvi.	Taxes

Income tax:

The current charge for income taxes is calculated in accordance with the relevant tax regulations.

Deferred tax assets and liabilities are recognised for the future tax consequences attributable to timing differences that result between the profit offered for income taxes and the profit as per the financial statements of each entity in the Group.

Deferred taxes are recognised in respect of timing differences which originate during the tax holiday period but reverse after the tax holiday period. For this purpose, reversal of timing difference is determined using first in first out method.

Deferred tax assets and liabilities are measured using the tax rates and tax laws that have been enacted or substantively enacted by the balance sheet date. The effect on deferred tax assets and liabilities of a change in tax rates is recognised in the period that includes the enactment/substantive enactment date.

Deferred tax assets on timing differences are recognised only if there is a reasonable certainty that sufficient future taxable income will be available against which such deferred tax assets can be realized. However, deferred tax assets on the timing differences when unabsorbed depreciation and losses carried forward exist, are recognised only to the extent that there is virtual certainty that sufficient future taxable income will be available against which such deferred tax assets can be realized.

Deferred tax assets are reassessed for the appropriateness of their respective carrying amounts at each balance sheet date.

CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
The Company offsets, on a year on year basis, the current tax assets and liabilities, where it has a legally enforceable right and where it intends to settle such assets and liabilities on a net basis.

xvii.	Earnings per share

Basic:

The number of equity shares used in computing basic earnings per share is the weighted average number of shares outstanding during the period excluding equity shares held by controlled trust.

Diluted:

The number of equity shares used in computing diluted earnings per share comprises the weighted average equity shares considered for deriving basic earnings per share, and also the weighted average number of equity shares that could have been issued on the conversion of all dilutive potential equity s hares.

Dilutive potential equity shares are deemed converted as of the beginning of the period, unless issued at a later date. The number of equity shares and potentially dilutive equity shares are adjusted for any stock splits and bonus shares issued.

xviii.	Cash flow statement

Cash flows are reported using the indirect method, whereby net profits before tax is adjusted for the effects of transactions of a non-cash nature and any deferrals or accruals of past or future cash receipts or payments. The cash flows from regular revenue generating, investing and financing activities of the Company are segregated.

CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
2.	Share capital
The following are the details for 1,467,572,082 (December 31, 2008: 1,463,724,838, March 31, 2009: 1,464,980,746) equity shares as of December 31, 2009:

No. of shares	Description
1,398,430,659	Equity shares / American Depository Receipts (ADRs) (December 31, 2008 & March 31, 2009: 1,398,430,659) have been allotted as fully paid bonus shares / ADRs by capitalization of Securities premium acco unt and Capital redemption reserve.

1,325,525	Equity shares (December 31, 2008 and March 31, 2009: 1,325,525) have been allotted as fully paid-up, pursuant to scheme of amalgamation, without payment being received in cash.

968,803	Equity shares (December 31, 2008: Nil, March 31, 2009: 968,803) allotted to the Wipro Inc Trust, the sole beneficiar y of which is Wipro Inc, wholly owned subsidiary of the Company, without payment being received in cash, in consideration of acquisition of inter -company investments.

3,162,500	Equity shares (December 31, 2008 and March 31, 2009: 3,162,500) representing American Depository Receipts issued during 2000 -2001 pursuant to American Depository offering by the Company.

62,759,595	Equity shares (December 31, 2008: 59,881,154, March 31, 2009: 60,168,259) issued pursuant to Employee Stock Option Plan .
3.	Note on reserves

i)	Restricted stock units reserve includes Deferred Employee Compensation, which represents future charge to the profit and loss account and employee stock options outstanding to be treated as securities premium at the time of allotment of shares.

ii)	Additions to General Reserve include:

(Rs in Million)
			For the
	Nine months ended		year ended
	December	December	March
Particulars	31, 2009	31, 2008	31, 2009
Transfer from Profit and Loss Account	33,949	28,898	32,143
Adjustment on adoption of AS 30	—	(89)	(89)
Additional purchase consideration [refer note 18(16)]	(1,097)	—	—
Dividend paid to Wipro Equity Reward Trust and Wipro Inc Trust	36	—	—
Others	(4)	(5)	(5)

	32,884	28,804	32,049

4.	The Company has adopted AS 30 and the limited revisions to other accounting standards which come into effect upon adoption of AS 30.

AS 30 states that particular sections of other accounting standards; AS 4, Contingencies and Events Occurring after Balance sheet Date, to the extent it deals with contingencies, AS 11 (revised 2003), The Effects of Changes in Foreign Exchange Rates, to the extent it deals with the ‘forward exchange contracts’ and AS 13, Accounting for Investments, except to the extent it relates to accounting for investment properties, would stand withdrawn only from the date AS 30 becomes mandatory (April 1, 2011 for the Company).

Accordingly, the Company continues to comply with the guidance under these accounting standards; AS 4 – relating to Contingencies, AS 11 – relating to Forward Contracts and AS 13 – relating to Investments until AS 30 becomes mandatory.

CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
i)	As permitted by AS 30 and the consequent limited revisions to other accounting standards, the Company has designated a yen-denominated foreign currency borrowing amounting to JPY 25 Billion along with a floating for floating Cross-Currency Interest Rate Swap (CCIRS), as a hedging instrument to hedge its net investment in a non-integral foreign operation. In addition, the Company has also designated yen-denominated foreign currency borrowing amounting to JPY 8 Billion along with floating for fixed CCIRS as cash flow hedge of the yen- denominated borrowing and also as a hedge of net investment in a non-integral foreign operation.

ii)	Accordingly, the translation gain/ (loss) on the foreign currency borrowings and portion of the changes in fair value of CCIRS which are determined to be effective hedge of net investment in non -integral operation and cash flow hedge of yen-denominated borrowings aggregating to Rs 326 Million and Rs. 1,438 Million for the quarter and nine months ended December 31, 2009 respectively (quarter and nine months ended December 31, 2008: Rs. (677) Million and Rs. (2,493) Million respectively, March 31, 2009: Rs (3,044) Million) was recognised in translation reserve / hedging reserve in shareholders’ funds. The amount of gain/ (loss) of Rs 325 Million and Rs 1,396 Million for the quarter and nine months ended December 31, 2009 respectively (quarter and nine months ended December 31, 2008: Rs. (503) Million and Rs. (2,319) Million respectively, March 31, 2009: Rs (3,017) Million) recognised in translation reserve would be transferred to profit and loss account upon sale or disposal of non-integral foreign operations and the amount of gain / (loss) of Rs 1 Million and Rs 42 Million for the quarter and nine months ended December 31, 2009 respectively, (quarter and nine months ended December 31, 2008: Rs. (174) Million and Rs. (174) Million respectively, March 31, 2009: Rs (27) Million) recognised in the hedging reserve would be transferred to profit and loss upon occurrence of the hedged transaction.

iii)	In accordance with AS 11, if the Company had continued to recognize translation (losses)/ gains on foreign currency borrowing in the profit and loss account, the foreign currency borrowing would not have been eligible to be combined with CCIRS for hedge accounting. Consequently, the CCIRS also would not have qualified for hedge accounting and changes in fair value of CCIRS would have been recognised in the profit and loss account. As a result profit after tax would have been higher/ (lower) by Rs 326 Million and Rs 1,438 Million for the quarter and nine months ended December 31, 2009 respectively (quarter and nine months ended December 31, 2008: Rs. (677) Million and Rs. (2,493) Million respectively, March 31, 2009: Rs (3,044) Million).
5.	Derivatives
As of December 31, 2009, the Company has recognised losses of Rs 8,511 Million (December 31, 2008: Rs. 15,922 Million, March 31, 2009: Rs 16,886 Million) relating to derivative financial instruments that are designated as effective cash flow hedges in the shareholders’ funds.
In addition to the derivative instruments discussed above in Note 4 the Company has also designated certain forward contracts to hedge its net investment in non-integral foreign operations. The Company has recognized gain/ (loss) of Rs. 808 Million and Rs. 1,966 Million for the quarter and nine months ended December 31, 2009 respectively (quarter and nine months ended December 31, 2008: Rs. (1,083) Million and Rs (3,577) Million respectively, March 31, 2009: Rs (4,410) Million) relating to the derivative financial instruments in translation reserve in the shareholders’ funds.

CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
The following table presents the aggregate contracted principal amounts of the Company’s derivative contracts outstanding as at:

	(In Million)
	As at	As at	As at
	December	December	March
	31,2009	31,2008	31,2009
Designated derivative instruments
Sell	$1,202	$1,837	$1,060
	£43	£60	£54
	—	€6	—
	¥4,966	¥6,518	¥6,130
	AUD 16	—	AUD 3
	—	—	CHF 2
	—	—	SGD 1
Buy	$15	$4	—
Cross currency swaps	¥33,014	¥35,016	¥35,016
Net investment in non-integral foreign operations	$262	$270	$267
	€40	€50	€40

Non designated derivative instruments
Sell	$392	$375	$612
	£43	£76	£53
	€25	€49	€39
	—	CHF 12	—
Buy	$512	—	$438
	—	—	¥23,170
6.	The Company has a 49% equity interest in Wipro GE Healthcare Private Limited (Wipro GE), an entity in which General Electric, USA holds the majority equity interest. The shareholders agreement provides specific rights to the two shareholders. Management believes that these specific rights do not confer joint control as defined in Accounting Standard 27 “Financial Reporting of Interests in Joint Ventures”. Consequently, Wipro GE is not considered as a joint venture and consolidation of financial statements is carried out as per the equity method in terms of Accounting Standard 23 “Accounting for Investments in Associates in Consolidated interim financial statements”.

7.	In December 2009, the Company has entered into a sale and purchase agreement with Lornamead Group Limited to acquire the entire share capital of Lornamead FZE (an entity incorporated in Dubai) and Lornamead Personal Care Private Limited (an entity incorporated in India)for a upfront consideration of Rs. 1,764 Million. The Company has also paid Rs. 348 Million for acquisition of Yardley Trademark, which has been recorded as an intangible assets. Yardley is a strong heritage global brand established since 1770 in the personal care category with fragrance products, bath & shower products and skin care. This acquisition adds to the Company’s strong brand portfolio of personal care products and would increase its presence in the Middle East and other Asian markets. The Company has recorded a goodwill of Rs. 1,625 Million in respect of this acquisition.

CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
8.	Sale of financial assets
From time to time, in the normal course of business, the Company transfers accounts receivables, net investment in sales-type finance receivables and employee advances (financials assets) to banks. Under the terms of the arrangements, the Company surrenders control over the financial assets and accordingly the transfers are recorded as sale of financial assets. The sale of financial assets may be with or without recourse. Under arrangements with recourse, the Company is obligated to repurchase the uncollected financial assets, subject to limits specified in the agreement with the banks. Additionally, the Company retains servicing responsibility for the transferred financial assets. Gains and losses on sale of financial assets are recorded at the time of sale based on the carrying value of the financial assets, fair value of servicing liability and recourse obligations.
During the quarter and nine months ended December 31, 2009, the Company transferred financial assets of Rs. 614 Million and 2,568 respectively (quarter and nine months ended December 31, 2008: Nil and Rs. 813 Million respectively, March 31, 2009: Rs. 539 Million), under such arrangements . Proceeds from transfer of receivables on non recourse basis are included in the net cash provided by operating activities in the condensed statements of cash flows. Proceeds from transfer of receivables on recourse basis are included in the net cash provided by financing activities. This transfer resulted in a net gain / (loss) of Rs. (3) Million and Rs. 17 Million for the quarter and nine months ended December 31, 2009 (quarter and nine months ended December 31, 2008: Nil and Rs. 19 Million, respectively, March 31, 2009: Rs. (35) Million). As at December 31, 2009, the maximum amounts of recourse obligation in respect of the transferred financial assets are Rs. 1,097 (December 31, 2008: Nil, March 31, 2009: Nil).
9. Employee stock option
i)	Employees covered under Stock Option Plans and Restricted Stock Unit (RSU) Option Plans are granted an option to purchase shares of the Company at the respective exercise prices, subject to requirements of vesting conditions. These options generally vest over a period of five years from the date of grant. Upon vesting, the employees can acquire one equity share for every option. The maximum contractual term for aforementioned stock option plans is generally 10 years.

ii)	The stock compensation cost is computed under the intrinsic value method and amortised on a straight line basis over the total vesting period of five years. The Company has granted 137,100 and 142,100 Options under RSU Options Plan during the quarter and nine months ended December 31, 2009, respectively. For the quarter and nine months ended December 31, 2009, the Company has recorded stock compensation expense of Rs. 273 Million and Rs. 1,048 Million, respectively (quarter and nine months ended December 31, 2008: Rs 452 Million and Rs. 1,340 Million, respectively, March 31, 2009: Rs 1,767 Million).
10. Income tax
Provision for tax has been allocated as follows:

	(Rs in Million)
	Quarter ended		Nine months ended		Year Ended
	December 31,		December 31,		March 31,
Particulars	2009	2008	2009	2008	2009
Net current tax *	2,146	1,630	5,985	4,742	6,203
Deferred tax	145	(125)	253	(234)	(155)
Fringe benefit tax	—	100	—	284	412

Total income taxes	2,291	1,605	6,238	4,792	6,460

*	Current tax provision includes reversal / (charge) of tax provision in respect of earlier periods no longer required amounting to Rs. 10 Million and Rs. 446 Million for the quarter and nine month ended December 31, 2009, respectively (quarter and nine months ended December 31, 2008: Rs 180 Million and Rs. 157 Million respectively, March 31, 2009: Rs. 369 Million).

CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
11.	The Company had received tax demands from the Indian income tax authorities for the financial years ended March 31, 2001, 2002, 2003 and 2004 aggregating to Rs. 11,127 Million (including interest of Rs. 1,503 Million). The tax demand was primarily on account of denial of deduction claimed by the Company under Section 10A of the Income Tax Act 1961, in respect of profits earned by its undertakings in Software Technology Park at Bangalore. The appeals filed by the Company for the above years to the first appellate authority were allowed in favour of the Company, thus deleting substantial portion of the demand raised by the Income tax authorities. On further appeal filed by the income tax authorities, the second appellate authority upheld the claim of the company for the years ended March 31, 2001, 2002, 2003 and 2004. In December 2008, the Company received, on similar grounds, an additional tax demand of Rs. 5,388 Million (including interest of Rs. 1,615 Million) for the financial year ended March 31, 2005. The Company has filed an appeal against the said demand which is pending before the first appellate authority.

During December 2009, the company received the draft assessment order, on similar grounds, with a demand of Rs. 6,757 Mn (including interest of Rs. 2,050 Mn) for the financial year ended March 31, 2006. The Company will file the objection against the draft order before the Dispute Resolution Panel and the Assessing officer within the time limit permitted under the law.

Considering the facts and nature of disallowance and the order of the first appellate authority upholding Company’s claims for earlier years, the Company expects the final outcome of the above disputes in Wipro’s favour.

12.	The list of subsidiaries as of December 31, 2009 is as follows:

Country of
Direct Subsidiaries	Step Subsidiaries		Incorporation
Wipro Inc.			USA
	Wipro Gallagher Solutions Inc		USA
	Enthink Inc.		USA
	Infocrossing Inc		USA
		Infocrossing, LLC	USA
cMango Pte Limited			Singapore
Wipro Japan KK			Japan
Wipro Shanghai
Limited			China
Wipro Trademarks
Holding Limited			India
Cygnus Negri Investments
	Private Limited		India
Wipro Travel Services
Limited			India
Wipro Consumer Care
Limited			India
Wipro Holdings
(Mauritius) Limited			Mauritius
	Wipro Holdings UK Limited		UK
Wipro Technologies UK
		Limited	UK
BVPENTEBeteiligun
		gsverwaltung GmbH	Austria
New Logic Technologies
		GmbH	Austria
NewLogic Technologies
		SARL	France
3D Networks (UK)
		Limited	UK

CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES

Country of
Direct Subsidiaries	Step Subsidiaries		Incorporation
Wipro Cyprus Private
Limited			Cyprus
Wipro Technologies S.A DE
	C.V		Mexico
Wipro BPO Philippines LTD.
	Inc		Philippines
Wipro Holdings Hungary
	Korlátolt Felel•sség• Társaság		Hungary
Wipro Technologies Argentina
	SA		Argentina
Wipro Information
	Technology Egypt SAE		Egypt
	Wipro Arabia Limited (a)		Saudi Arabia
	Wipro Poland Sp Zoo		Poland
Wipro Information
Technology Netherlands BV
	(Formely Retail Box BV)		Netherlands
Wipro Portugal S.A.
(Formerly Enabler
		Informatics SA )	Portugal
SAS Wipro France
(Formerly Enabler France
		SAS)	France
Wipro Retail UK Limited
(Formerly Enabler UK
		Ltd )	UK
Wipro do Brazil
Technologia Ltda
(Formerly Enabler Brazil
		Ltda)	Brazil
Wipro Technologies
Gmbh (Formerly Enabler
		and Retail Consult Gmbh)	Germany
Wipro Technologies
		Limited, Russia	Russia
	Wipro Technologies OY		Finland
Wipro Infrastructure
	Engineering AB		Sweden
Wipro Infrastructure
		Engineering OY	Finland
Hydrauto Celka San ve
		Tic	Turkey
	Wipro Technologies SRL		Romania
	Wipro Singapore Pte Limited		Singapore
		PT WT Indonesia	Indonesia
		Unza Holdings Limited (A)	Singapore
Wipro Technocentre
		(Singapore) Pte Limited	Singapore
Wipro (Thailand) Co
		Limited	Thailand
Wipro Bahrain Limited
		WLL	Bahrain
	Wipro Yardley FZE		Dubai
Wipro Australia Pty
Limited			Australia
Wipro Networks Pte
Limited (formerly 3D
Networks Pte Limited)			Singapore

CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES

Country of
Direct Subsidiaries	Step Subsidiaries	Incorporation
Planet PSG Pte Limited		Singapore
	Planet PSG SDN BHD	Malaysia
Wipro Chengdu
Limited		China
Wipro Chandrika
Limited (b)		India
WMNETSERV Limited		Cyprus
	WMNETSERV (UK) Ltd.	UK
	WMNETSERV INC.	USA
Wipro Technology
Services Limited		India
Wipro Airport IT
Services Limited		India
Lornamead Personal
Care Private Limited		India

All the above subsidiaries are 100% held by the Company except the following:
a) 66.67% held in Wipro Arabia Limited
b) 90% held in Wipro Chandrika Limited
A. Step Subsidiary details of Unza Holdings Limited are as follows :

Country of
Step subsidiaries	Step subsidiaries		Incorporation
Unza Company Pte Ltd			Singapore
Unza Indochina Pte Ltd			Singapore
	Unza Vietnam Co., Ltd		Vietnam
Unza Cathay Ltd			Hong Kong
Unza China Ltd			Hong Kong
Dongguan Unza Consumer
	Products Ltd.		China
PT Unza Vitalis			Indonesia
Unza Thailand Limited			Thailand
Unza Overseas Ltd			British virgin islands
Unza Africa Limited			Nigeria
Unza Middle East Ltd			British virgin islands
Unza International
Limited			British virgin islands
Positive Equity Sdn
Bhd			Malaysia
Unza Nusantara Sdn
Bhd			Malaysia
	Unza Holdings Sdn Bhd		Malaysia
	Unza Malaysia Sdn Bhd		Malaysia
		UAA (M) Sdn Bhd	Malaysia
Manufacturing Services Sdn
	Bhd		Malaysia
Shubido Pacific Sdn Bhd
		(a)	Malaysia
	Gervas Corporation Sdn Bhd		Malaysia
		Gervas (B) Sdn Bhd	Malaysia
	Formapac Sdn Bhd		Malaysia

a) All the above subsidiaries are 100% held by the Company except Shubido Pacific Sdn Bhd in which the holding is 62.55%

CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
13.	The Company is currently organized by business segments, comprising IT Services, IT Products, Consumer Care and Lighting and Others. Business segments have been determined based on system of internal financial reporting to the board of directors and chief executive officer and are considered to be primary segments. The secondary segment is identified based on the geographic location of the customer.

The IT Services segment provides IT and IT enabled services to customers. Key service offering includes software application development, application maintenance, research and development services for hardware and software design, data center outsourcing servi ces and business process outsourcing services.

The IT Products segment sells a range of Wipro personal desktop computers, Wipro servers and Wipro notebooks. The Company is also a value added reseller of desktops, servers, notebooks, storage products, networking solutions and packaged software for leading international brands. In certain total outsourcing contracts of the IT Services segment, the Company delivers hardware, software and other related deliverables. Revenue relating to these items is reported as revenue from the sale of IT Products.

The Consumer Care and Lighting segment manufactures, distributes and sells personal care products, baby care products, lighting products and hydrogenated cooking oils in the Indian and Asian markets.

‘Others’ consist of business segments that do not meet the requirements individually for a reportable segment and includes other unallocable corporate income/expenses and assets/liabilities as defined in AS 17- Segment Reporting.

For the purpose of segment reporting, the Company has included the impact of ‘exchange differences, net’ in revenues. The Company generally offers multi-year payment terms in certain total outsourcing contracts. These payment terms primarily relate to IT hardware, software and certain transformation services in Outsourcing contracts. Corporate Treasury provides internal financing to the business units offering multi-year payment terms and accordingly such receivables are reflected in Capital Employed of “Others”. As of December 31, 2009, Capital Employed of Others includes Rs. 7,249 Million (December 31, 2008: Rs. 4,401 Million, March 31, 2009: Rs. 5,549 Million) of such receivables on extended collection terms.

CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
The segment information for the quarter and nine months ended December 31, 2009 is as follows:
CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES

	Rs. in Million
							Year ended
	Quarter ended December 31,			Nine months ended December 31,			March 31,
			Variance			Variance
Particulars	2009	2008	(% )	2009	2008	(% )	2009
Revenues
IT Services	51,636	50,792	2%	149,841	142,338	5%	191,661
IT Products	10,016	8,369	20%	29,451	25,854	14%	34,552
Consumer Care and Lighting	6,010	5,270	14%	17,339	15,666	11%	20,830
Others	2,047	1,919		5,108	7,675		9,144
Eliminations	(47)	(167)		(167)	(609)		(745)

TOTAL	69,662	66,183	5%	201,572	190,924	6%	255,442

Profit before Interest and Tax — PBIT
IT Services	12,273	10,449	17%	34,920	29,594	18%	40,323
IT Products	579	431	34%	1,491	1,109	34%	1,481
Consumer Care and Lighting	740	613	21%	2,252	1,865	21%	2,548
Others	30	(242)		(419)	(38)		(348)

TOTAL	13,622	11,251	21%	38,244	32,530	18%	44,004

Interest and Other Income, Net	704	295		1,706	882		1,192

Profit before tax	14,326	11,546	24%	39,950	33,412	20%	45,196

Income Tax expense including Fringe Benefit Tax	(2,291)	(1,605)		(6,238)	(4,792)		(6,460)

Profit before Share in earnings of associates and minority interest	12,035	9,941	21%	33,712	28,620	18%	38,736
Share in earnings of associates	170	114		376	327		362
Minority interest	(31)	(16)		(139)	(50)		(99)

PROFIT AFTER TAX	12,174	10,039	21%	33,949	28,897	17%	38,999

Operating Margin
IT Services	23.8%	20.6%		23.3%	20.8%		21.0%
IT Products	5.8%	5.1%		5.1%	4.3%		4.3%
Consumer Care and Lighting	12.3%	11.6%		13.0%	11.9%		12.2%

TOTAL	19.6%	17.0%		19.0%	17.0%		17.2%

CAPITAL EMPLOYED AS AT PERIOD END
IT Services and Products	113,603	95,102		113,603	95,102		114,448
Consumer Care and Lighting	19,709	18,848		19,709	18,848		18,689
Others	100,671	67,734		100,671	67,734		60,292

TOTAL	233,983	181,684		233,983	181,684		193,429

CAPITAL EMPLOYED COMPOSITION AS AT PERIOD END
IT Services and Products	49%	52%		49%	52%		59%
Consumer Care and Lighting	8%	10%		8%	10%		10%
Others	43%	38%		43%	38%		31%

TOTAL	100%	100%		100%	100%		100%

RETURN ON AVERAGE CAPITAL EMPLOYED
IT Services and Products	46%	46%		43%	43%		40%
Consumer Care and Lighting	16%	13%		16%	14%		14%

TOTAL	25%	25%		24%	25%		25%

CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
Notes to Segment Report
a)	The segment report of Wipro Limited and its consolidated subsidiaries and associates has been prepared in accordance with the AS 17 “Segment Reporting” issued pursuant to the Companies (Accounting Standard) Rules, 2006 and by The Institute of Chartered Accountants of India.

b)	Segment wise depreciation is as follows:

					(Rs in Million)
	Quarter ended		Nine months ended		Year ended
	December 31,		December 31,		March 31,
Particulars	2009	2008	2009	2008	2009

IT Services	1,703	1,566	5,108	4,430	6,067
IT Products	21	7	57	39	88
Consumer Care & Lighting	106	109	345	302	420
Others	93	71	227	222	289

	1,923	1,753	5,737	4,993	6,864

c)	Segment PBIT includes Rs (29) Million and Rs. 355 Million for the quarter and nine months ended December 31, 2009, respectively (quarter and nine months ended December 31, 2008: Rs 160 Million and Rs. 427 Million respectively, March 31, 2009: Rs 581 million) of certain operating other income / (loss) which is reflected in other income in the Financial Statements.

d)	Capital employed of segments is net of current liabilities. The net current liability of segments is as follows :

			(Rs in Million)
	As of		Year ended
	December 31,		March 31,
Particulars	2009	2008	2009

IT Services and Products	50,940	58,156	58,635
Consumer Care & Lighting	4,974	4,421	4,026
Others	19,588	17,264	22,494

	75,502	79,841	85,155

e)	The Company has four geographic segments: India, USA, Europe and Rest of the World. Significant portion of the segment assets are in India. Revenue from geographic segments based on domicile of the customers is outlined below:

									(Rs in Million)
	Quarter ended				Nine months ended				As of
	December 31,				December 31,				March 31,
Particulars	2009	%	2008	%	2009	%	2008	%	2009	%
India	15,446	22	13,335	20	45,389	23	41,247	22	54,608	21
United States of America	29,879	43	30,752	46	89,190	44	85,052	45	115,105	45
Europe	14,543	21	14,663	23	41,578	21	43,776	23	57,109	22
Rest of the world	9,794	14	7,433	11	25,415	12	20,849	10	28,620	12
	69,662	100	66,183	100	201,572	100	190,924	100	255,442	100
f)	For the purpose of reporting, business segments are considered as primary segments and geographic segments are considered as secondary segments.

CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
14.	Cash and Bank
Details of balances with banks as of December 31, 2009 are as follows:

	(Rs in Million)
	In Current	In Deposit
Bank Name	Account	Account	Total

HSBC Bank	4,894	124	5,018
Wells Fargo Bank	3,029	—	3,029
HDFC Bank	1,133	—	1,133
Citi Bank	1,065	112	1,177
The Saudi British Bank	487	—	487
Standard Chartered Bank	294	—	294
Bank of America	283	—	283
State Bank of India	208	—	208
DBS Bank	174	—	174
Rabo Bank	163	—	163
Bank of Montreal	126	—	126
ING Vysya Bank	—	800	800
IDBI Bank	10	4,120	4,130
Bank of India	3	1,478	1,481
Canara Bank	2	13,753	13,755
Oriental Bank of Commerce	—	7,970	7,970
Central Bank of India	—	990	990
Others	684	261	945
Cash and cheques on hand	—	—	400

Total	12,555	29,608	42,563

15.	Investments
(a)	Investments in Indian money market mutual funds as on December 31, 2009:

(Rs in Million)
As of
Fund House	December 31, 2009

Reliance	6,960
ICICI Prudential	6,293
HDFC	6,212
Kotak	6,088
Franklin Templeton	3,985
Birla Sun Life	3,451
LIC	2,179
UTI	2,064
Tata	747
IDFC	538
Religare	405
Fortis	8
JP Morgan	1

Total	38,931

CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
(b)	Investment in Certificates of Deposit as on December 31, 2009:

(Rs in Million)

Particulars	As of December 31, 2009

Bank of Baroda – New York	12
Beal Bank Poland	12
Texas Capital Bank	11

Total	35

(c)	Other investments as of December 31, 2009:

(Rs in Million)
Particulars	As of December 31, 2009

Non-Convertible Debentures -Citicorp Finance	247
Non-Convertible Debentures -Morgan Stanley	493
Other investments	137

Total	877

16.	During the year ended March 31, 2007, the Company acquired certain entities providing computer aided design and engineering services for a consideration of Rs.142 Million, and additional consideration based on achievement of specified revenues and profit milestone over a period of 3 years. The additional cons ideration payable is recognized when the payment is probable and can be reasonably estimated.

During the year ended March 31, 2008, these acquired entities were merge d with other entities of Wipro. The merger was accounted as ‘amalgamation in the nature of merger’ in accordance with AS 14, Accounting for Amalgamation, and the goodwill relating to the acquisition was adjusted against general reserve.

During the quarter and nine months ended December 31, 2009, the Company determined that Nil and Rs. 1,097 Million, respectively, of additional consideration is payable. Pursuant to the merger of acquired entities, this additional consideration has been adjusted against gene ral reserve.

17.	Corresponding figures for previous periods presented have been regrouped, where necessary, to confirm to the current period classification.